Exhibit 99.1

For Immediate Release	NEWS RELEASE

CONTACT:
Greg Peterson
Vice President, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com

AGCO Announces Pricing of 0.800% Senior Euro-Denominated Notes due 2028

DULUTH, GA – September 29, 2021 – AGCO Corporation (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural machinery and precision ag technology, announced today that it has priced an offering of €600,000,000 aggregate principal amount of its 0.800% unsecured notes due 2028 (the "Notes") issued by AGCO International Holdings, B.V., a Netherlands subsidiary of AGCO Corporation. The Notes will be fully and unconditionally guaranteed by AGCO Corporation. The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and cannot be offered or sold in the United States absent registration or an applicable exemption from registration. The Notes were offered to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

This offering is expected to close on October 6, 2021, subject to customary closing conditions. The Notes are expected to be admitted to the Official List of the Euronext Dublin Stock Exchange and to trading on its Global Exchange Market. The proceeds will be used primarily to repay and refinance multiple senior term loans and, the remainder, if applicable, for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Cautionary Statements Regarding Forward-Looking Information
Statements which are not historical facts, including expectations regarding the closing of the offering are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include, but are not limited to, the failure to satisfy closing conditions. Undue reliance should not be placed on these forward-looking statements, which are current as of the date of this release, and AGCO disclaims any obligation to update any forward-looking statements except as required by law.

About AGCO:
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®,. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $9.1 billion in 2020.
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